THE STILLWATER NATIONAL BANK AND TRUST COMPANY
DIRECTORS’ DEFERRED COMPENSATION PLAN
(2007 PLAN AGREEMENT)

Amendment of Directors’ Deferred Compensation Agreement to Comply with Section 409A

AGREEMENT, made this 26th day of December 2007, effective as of January 1, 2007, by and between James M. Johnson (the “Participant”), and Stillwater National Bank and Trust Company (the “Bank”).

WHEREAS, on December 28, 2006 the Bank and the Participant entered into the Stillwater National Bank and Trust Company Directors’ Deferred Compensation Plan to provide for deferral of compensation earned during calendar year 2007 (the “Plan”); and

WHEREAS, in order to obtain deferral of federal income taxation on deferred compensation hereunder, the Plan must comply with Section 409A of the Internal Revenue Code (“Code”) and regulations and other guidance thereunder (collectively “§ 409A”); and

WHEREAS, the Internal Revenue Service (“IRS”) has issued final regulations and transition rules clarifying what is required for compliance with § 409A; and

WHEREAS, the Plan is hereby amended as set forth below in order to comply with § 409A and to clarify the effect of the December 28, 2006 Plan document; and

WHEREAS, the amendments set forth below do not alter in any respect the elections previously made in the December 28, 2006 Plan document.

NOW THEREFORE, it is mutually agreed that Sections 1, 2, 4 and 7 are amended, and Section 8 is added, as set forth below:

1.	Section 1(c) is amended by striking the existing language and substituting in lieu thereof the following: “The election of the amount of deferred compensation in Section 1(a) is irrevocable as of January 1, 2007.”

Section 1(e) is amended by adding as flush language after clause (iii) the following:

“With respect to Options I and III, a former director who continues to serve as an independent contractor after ceasing to serve as a director may not receive a distribution; in contrast, a former director who continues as an employee may receive a distribution.”

2.	Section 2 is amended by striking the first paragraph (prior to subparagraph (a)) and inserting in lieu thereof the following:

“Notwithstanding Section 1(e), the amounts deferred and any accumulated income on such deferrals shall be distributed on the earliest of the following events, if any such event occurs before the event elected in Section 1(e)(i)-(iii): (1) the date, if any, specified in Section 1(e)(iii), above; (2) the Participant’s disability, (3) the occurrence of an unforeseeable emergency of the Participant, and (4) a Change in Control of the Bank or Southwest Bancorp, Inc, provided that, in the event that on December 31, 2006 the Participant was not only a director but also a Specified Employee as defined in Section 7 as of the date of separation from service as a director , then no distribution may be made before (A) the expiration of six months after the date of separation from service, or (B) the Participant’s earlier death.”

3.	Section 4 is amended by striking the text in its entirety and substituting in lieu thereof the following:

“4. Except for the beneficiary designation made in Section 3 hereof (which may be revised at any time and from time to time), the elections made herein may be changed only with respect to the time and form of payment of the amounts deferred during the term of the Agreement, and only if each of the following requirements is satisfied:

“(a) the change does not take effect until at least 12 months after the date the Participant elects the change,

“(b) the changed payment date must be at least five years after the date payment would otherwise have been paid (or, in the case of installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), provided, however, that this requirement does not apply to payment on account of death, disability or unforeseeable emergency; and

“(c) with respect to payments under Section 1(e) or 2(a), the change is made not less than 12 months before the payment is scheduled to be paid (or, in the case of installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid).”

4.	Section 7 is deleted in its entirety.

5.	The following new Sections 8 and 9 are added:

“8. Definitions.

“Change in control means:

“(a) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934, shall become the beneficial owner of 50 percent or more of the outstanding common shares of the Bank;

“(b) the closing of a transaction (i) to merge or consolidate either the Bank or Southwest Bancorp, Inc. with or into another corporation in which the Bank or Southwest Bancorp, Inc. is not the continuing or surviving corporation or pursuant to which any common shares of the Bank or Southwest Bancorp, Inc. would be converted into cash, securities, or other property of another, other than a merger of the Bank or Southwest Bancorp, Inc. in which holders of common shares immediately prior to the merger have the same proportionate interest of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of substantially all of the assets of the Bank or Southwest Bancorp, Inc.; or

“(c) the date there shall have been change in a majority of the Board of the Bank within a 12 month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12 month period.

“The decision of the Committee (defined in Section 9) as to whether a change in control has occurred shall be conclusive and binding and shall be a ministerial rather than a discretionary decision.

“Disability: The Participant will be deemed disabled for purposes of Section 2 if he is determined to be totally disabled by the Social Security Administration.

“Specified Employee shall mean those employees designated by the Committee annually as of December 31 as a Specified Employee. The Committee shall designate as Specified Employees participants in The Stillwater National Bank and Trust Company Employees Profit Sharing Plan who are designated as key employees under section 416 of the Code as of that December 31, plus any other employees not participating in the Profit Sharing Plan who would be designated as key employees were they participants in the Profit Sharing Plan. Any individual so designated who is still employed as of the following April 1 shall become a Specified Employee from April 1 through the next March 31. If a Change in Control occurs, the Committee has authority to determine alternative methods for designating Specified Employees and satisfying the six-month delay rule, to the extent permitted by Treas. Reg. § 1.409A-1(i).”

“Unforeseeable emergency: An unforeseeable emergency is a severe hardship to the Participant resulting from an illness or accident of the Participant, his spouse, beneficiary or dependent (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether the Participant is faced with an unforeseeable emergency permitting a distribution under Section 2 is to be determined by the Committee (as defined in Section 9) based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe hardship, or by cessation of deferrals under the Plan. Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

“9. The Compensation Committee (“Committee”) of the Board of Directors of the Southwest Bancorp, Inc. (“Board”) shall have authority to administer the Plan. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee’s authority includes the following:

(a)	authority to delegate Plan administration functions to employees or other agents of Southwest Bancorp, Inc. or the Bank or their affiliates or other agents;

(b)	authority to prescribe, amend and rescind rules and regulations relating to the Plan;

(c)	authority to determine eligibility for benefits, the amount and payment of benefit claims and resolution of claim disputes

In administering the Plan, the Committee has full discretionary authority to make factual determinations, to construe the terms of the Plan, to determine compliance with § 409A, and to otherwise interpret the Plan (including ambiguous provisions), provided that no Committee member may participate in a decision on his or her individual claim for benefits under the Plan. The Committee’s decisions shall be binding, final and conclusive upon all parties.”

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

/s/ James M. Johnson

James M. Johnson

STILLWATER NATIONAL BANK

AND TRUST COMPANY

By /s/Kerby E. Crowell

Kerby E. Crowell, EVP/CFO/Sec.

Printed name and title